Exhibit 99.1

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com

SCP POOL CORPORATION CLOSES SENIOR CREDIT FACILITY

COVINGTON, LA (November 2, 2004) – SCP Pool Corporation (Nasdaq/NM:POOL, the “Company” or “POOL”) today announced completion of a new $120 million revolving unsecured senior credit facility (the “New Facility”), which replaces the Company’s existing Senior Secured Credit Facility.

Wachovia Bank, National Association, will act as the Administrative Agent, Swingline Lender and Issuing Lender for the New Facility, which has a five-year term. JPMorgan Chase Bank will serve as Syndication Agent, Hibernia National Bank and Wells Fargo Bank, N.A., will serve as Co-Documentation Agents, and Regions Bank will also participate in the New Facility. Proceeds from the New Facility will be used to repay all amounts due under the Company’s existing Senior Secured Credit Facility that expires on November 27, 2004 and for general corporate purposes. Wachovia Capital Markets, LLC, acted as sole Lead Arranger and sole Book Manager.

“Our performance provides POOL with the financial flexibility, including this New Facility, to continue to pursue the growth opportunities within the young swimming pool industry,” commented Manuel Perez de la Mesa, President and CEO.

POOL is the largest wholesale distributor of swimming pool supplies and related products. Currently, POOL operates 198 service centers in North America and Europe, through which it distributes more than 91,000 national brand and private label products to roughly 48,000 customers.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in SCP Pool Corporation’s 2003 Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission.